Exhibit 99.1


ADVANCE NANOTECH APPOINTS THREE TO BOARD OF DIRECTORS

Bill Milne, Peter Rugg and Virgil Wenger Named Directors

New York City, October 18, 2005 -- Advance Nanotech, Inc., the premier provider of financing and support services to drive the commercialization of nanotechnology discoveries, today announced the appointment of three new board members. The new board members represent a wide spectrum of experience ranging from nanotechnology science to the accountancy and financial sectors.

"Bill Milne, Peter Rugg and Virgil Wenger bring a broad and exceptional set of skills to us," said Advance Nanotech CEO Magnus Gittins. "We are very fortunate to have them serve on our board. Together with current board members, this team will be responsible for guiding Advance Nanotech as the firm continues to drive forward in our mission to introduce new products into new markets, creating new expectations."

      Advance Nanotech Board of Director appointments include:

      o Bill Milne, Head of Electrical Engineering, University of Cambridge and Director of the Centre for Advanced Photonics and Electronics. Professor Milne is Head of the Electronic Devices and Materials Group at the University of Cambridge. His research interests include the deposition, characterization and application of various silicon and carbon based nano-materials. Professor Milne has strong links with industry, having successfully collaborated with companies such as Philips, Thales, Samsung and Motorola.

      o Peter Rugg, Managing Partner of Tatum Partners, LLP. Mr. Tatum has more than 30 years of diversified business experience with special competence in capital structure and creative financing alternatives. He has extensive experience in international natural resource businesses and offshore business migration. He has experience in commercial and investment banking, mergers and acquisitions, turnaround situations, project finance, and corporate restructuring. Mr. Rugg has managed public company financial reporting, investor relations, tax compliance and audit, budget and planning, and information technology systems including relational database, desktop, and multi-currency accounting.

      o Virgil Wenger, CPA and former partner in Ernst & Young. Mr. Wenger retired in 1990 after a 37-year career with Ernst & Young LLP and Arthur Young & Company. Immediately prior to his retirement he was a partner in the New York International office with responsibility for the firm's investments and operations in 19 countries throughout Southeast Asia and the Middle East. He had also served as partner in charge of the management consulting practice in the East and Southwest regions of the United States, and as managing partner of the Tulsa, Oklahoma office. Since 1990, Mr. Wenger has continued his business activities as an independent consultant and financial advisor.

Advance Nanotech is currently funding more than 20 portfolio companies in the electronics, biopharma and materials industries. The firm provides services ranging from funding to human capital and research equipment essential to ensuring that the most promising companies can accelerate the path to rapid commercialization. In this way, investor exposure to any particular technology is mitigated with Advance Nanotech retaining the option to increase investment in those technologies that successfully mature.


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About Advance Nanotech, Inc.

Advance Nanotech Inc. is dedicated to ensuring nanotechnology discoveries reach maximum market potential through successful commercialization. Advance is the trusted guide to commercial success for nanotech entrepreneurs spanning the globe, partnering with leading universities to provide scientists and researchers with mission critical infrastructure support to transform their discoveries to marketable solutions. The organization provides a range of services and support including financing, leadership assets and counsel on intellectual property, licensing and regulatory issues. With a portfolio of 20 companies developing technologies which offer potentially breakthrough nanotechnology discoveries in the electronics, biopharma and materials sectors, Advance's goal is to transform the potential for nanotechnology discoveries into innovative products that further evolve existing industries and enable new markets.


Public Relations:

RJ Bardsley
Racepoint Group
Tel: +1 781 487 4616
Email: rbardsley@racepointgroup.com


Investor Relations Contact:

Cormac Glynn
CEOCast
Tel: +1 212 732 4300
Email: cglynn@ceocast.com